Exhibit 99.1

New Senior Announces Second Quarter 2021 Results

NEW YORK--(BUSINESS WIRE)--July 30, 2021--New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended June 30, 2021.

SECOND QUARTER 2021 FINANCIAL HIGHLIGHTS

  Net loss of $13.3 million, or $(0.16) per diluted share
  Total net operating income (“NOI”) of $29.4 million; total same store cash NOI of $22.4 million
  Total same store cash NOI decreased 15.7% versus second quarter 2020, consistent with the Company’s guidance for the quarter
  Adjusted Funds from Operations (“AFFO”) of $11.3 million, or $0.13 per diluted share, consistent with the Company’s guidance for the quarter
  Normalized Funds Available for Distribution (“Normalized FAD”) of $8.5 million, or $0.10 per diluted share

SECOND QUARTER 2021 & RECENT BUSINESS HIGHLIGHTS

  Announced entry into a definitive merger agreement pursuant to which Ventas, Inc. (“Ventas”) will acquire New Senior in an all-stock transaction, with an enterprise value of approximately $2.3 billion at announcement; the transaction is expected to close in the second half of 2021, subject to customary closing conditions, including approval by the Company’s shareholders
  Delivered second quarter 2021 occupancy, cash NOI and AFFO per share results that were in line with the Company’s guidance for the quarter
  Same store ending occupancy grew 150bps sequentially from the first quarter 2021 to the second quarter 2021, consistent with the high end of the Company’s guidance for the quarter
  Occupancy trends have improved significantly since the first quarter 2021, and occupancy grew sequentially every month in the second quarter 2021 – April ending occupancy grew by 40bps (marking the first month of occupancy growth since the pandemic began), May grew by 10bps and June grew by 100bps
  Subsequent to quarter end and in anticipation of the closing of the Ventas acquisition, repaid in full the $20 million of preferred stock outstanding to Fortress Investment Group, which was related to the Company’s internalization

SECOND QUARTER 2021 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended June 30, 2021			For the Quarter Ended June 30, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP (Unaudited)
Net income (loss) attributable to common stockholders	$ (13,268)	$ (0.16)	$ (0.16)	$ (3,257)	$ (0.04)	$ (0.04)

Non-GAAP (Unaudited)
NOI	$ 29,391	N/A	N/A	$ 35,773	N/A	N/A
FFO	2,318	0.03	0.03	13,525	0.16	0.16
AFFO	11,275	0.13	0.13	16,060	0.19	0.19
Normalized FFO	8,431	0.10	0.10	14,300	0.17	0.17
Normalized FAD	8,480	0.10	0.10	15,272	0.19	0.18

SECOND QUARTER 2021 GAAP RESULTS

New Senior recorded a GAAP net loss of $13.3 million, or $(0.16) per diluted share, for the second quarter 2021, compared to a GAAP net loss of $3.3 million, or $(0.04) per diluted share, for the second quarter 2020. The year-over-year decrease was primarily driven by acquisition, transaction and integration costs mainly related to the Ventas acquisition.

SECOND QUARTER 2021 PORTFOLIO PERFORMANCE

Dollars in thousands	Same Store Cash NOI - Second Quarter
	Properties	2Q 2020	2Q 2021	YoY
IL Same Store Properties	81	$ 25,137	$ 20,926	(16.8%)
CCRC	1	1,477	1,517	2.8%
Total Same Store Portfolio	82	$ 26,614	$ 22,443	(15.7%)
IL Transition Properties	21	8,619	6,885	(20.1%)
Total Portfolio	103	$ 35,233	$ 29,328	(16.8%)

DIVIDEND

The Company paid its first quarter 2021 dividend of $0.065 per share on June 18, 2021 to stockholders of record on June 4, 2021.

As required by the merger agreement relating to the Ventas acquisition, the Company and Ventas agreed to synchronize the record and payment dates for their dividends to October 1, 2021 and October 14, 2021, respectively, which are the dates typically used by Ventas. The Company’s dividend is expected to remain at $0.065 per share, subject to approval of our board of directors, and will be publicly announced at the time of declaration of such dividend.

SECOND QUARTER 2021 OVERVIEW

As of June 30, 2021, we owned a portfolio of 102 Independent Living properties and one Continuing Care Retirement Community. Approximately 10,000 residents live in our 103 properties, which were managed by four different operators and one tenant during the quarter.

COVID-19 Update

While national COVID-19 case counts have increased recently, confirmed resident cases across our portfolio remain low. As of July 26, our operators reported four active resident cases across the entire portfolio.

Operator Transitions

  Completed the transition of 21 properties to Atria Senior Living on April 1
  Completed the transition of 10 properties to Hawthorn Senior Living and 2 properties to Grace Management on July 1

Same Store Occupancy

	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	Jan-21	Feb-21	Mar-21	Apr-21	May-21	Jun-21
Ending Occupancy(1)	87.0%	84.6%	83.3%	81.9%	80.4%	81.9%	81.1%	80.5%	80.4%	80.8%	80.9%	81.9%
Sequential Change	(120bps)	(240bps)	(130bps)	(140bps)	(150bps)	150bps	(80bps)	(60bps)	(10bps)	40bps	10bps	100bps
1) Information represents 2Q21 same store portfolio of 81 assets, which excludes 21 properties transitioned to Atria on 4/1/21.
  Occupancy trends for the second quarter 2021:
    Ending occupancy grew by 150bps versus prior quarter
      Occupancy grew sequentially in every month of the quarter – April ending occupancy grew by 40bps, May grew by 10bps and June grew by 100bps
      May occupancy growth was muted as the portfolio experienced a higher level of move-outs as previously reported
      June occupancy growth accelerated significantly, as move-outs stabilized and the portfolio continued to experience strong and improving move-in volume
    Both leads and move-ins trended above average 2019 levels and continued to improve throughout the quarter
    Total move-outs in the second quarter trended below average 2019 levels despite the uptick in May
  Occupancy trends for July 2021:
    Expect July ending occupancy to increase by approximately 80bps sequentially
      Despite a recent rise in COVID-19 cases nationally, both leads and move-ins continue to trend above average 2019 levels
      Move-outs expected to improve sequentially for the second consecutive month and remain below average 2019 levels

Expenses & Margin

  In the second quarter 2021, total operating expenses increased 1.9% versus prior year
    The year-over-year increase was driven by higher spend on occupancy-related expenses such as marketing costs and referral fees as operating partners shift their focus to growing occupancy
    Operating expenses specifically associated with COVID-19 were approximately $0.1 million (less than 1% of total expenses for the quarter); these expenses were down 90% versus prior year and down 48% versus prior quarter
  In the second quarter 2021, total NOI margin was 35.9%, generally consistent with margin of 36.1% in the first quarter 2021
    In the near-term, margins are expected to be slightly below historical levels as operators focus on driving occupancy growth

NOI & AFFO

  In the second quarter 2021, total same store cash NOI decreased by 15.7% versus the prior year
  AFFO for the second quarter 2021 was $11.3 million or $0.13 per diluted share
  Second quarter 2021 total same store cash NOI and AFFO per diluted share were in line with previously provided guidance for the quarter

ADDITIONAL INFORMATION

For additional information that management believes is useful for investors, please refer to the presentation posted in the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

In light of the Ventas acquisition, we do not intend to host a conference call or webcast in connection with our second quarter 2021 financial results.

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding New Senior’s 2021 strategic priorities and expectations with respect to the potential range of 2021 financial results; risks and uncertainties associated with the ability of the Company and Ventas, Inc. to complete the proposed acquisition of the Company by Ventas, Inc. on the proposed terms or on the anticipated timeline, or at all; disruption from the proposed acquisition of the Company by Ventas, Inc., including diversions to the attention of management and the restrictive covenants agreed upon by and between the Company and Ventas, Inc., making it more difficult to conduct business as usual or maintain relationships with property managers, tenants, employees or other third parties; transaction costs and other expenses and liabilities, including from litigation, arising out of the proposed acquisition; the expected impact of the COVID-19 pandemic on our business, liquidity, properties, operators and the health systems and populations that we serve; the cost and effectiveness of measures we have taken to respond to the COVID-19 pandemic, including health and safety protocols and system capacity enhancements that are intended to limit the transmission of COVID-19 at our properties; our expected occupancy rates and operating expenses; and the declaration or amount of any future dividend. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the continuing impact of COVID-19 on our operations and the operation of our facilities, including ongoing cases at certain of our facilities, the speed, geographic reach and duration of the COVID-19 pandemic; the legal, regulatory and administrative developments that occur at the federal, state and local levels; the efficacy of our operators’ infectious disease protocols and prevention efforts; the broader impact of the pandemic on local economies and labor markets; the overall demand for our communities in the recovery period following the pandemic; our ability to successfully manage the asset management by third parties; and market conditions generally which affect demand and supply for senior housing. We believe that the adverse impact that COVID-19 will have on the future operations and financial results at our communities will depend upon many factors, most of which are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our results to differ materially from those anticipated by any forward-looking statements. Forward-looking statements contained herein, and all statements made in this press release, speak only as of the date of this press release, and the Company expressly disclaims any duty or obligation to release publicly any updates or revisions to any statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	June 30, 2021	December 31, 2020
	(Unaudited)	(Note)
Assets
Real estate investments:
Land	$ 134,643	$ 134,643
Buildings, improvements and other	1,990,324	1,983,363
Accumulated depreciation	(448,739)	(417,455)
Net real estate property	1,676,228	1,700,551
Acquired lease and other intangible assets	7,642	7,642
Accumulated amortization	(2,773)	(2,595)
Net real estate intangibles	4,869	5,047
Net real estate investments	1,681,097	1,705,598
Cash and cash equivalents	23,187	33,046
Receivables and other assets, net	39,294	34,892
Total Assets	$ 1,743,578	$ 1,773,536

Liabilities, Redeemable Preferred Stock and Equity
Liabilities
Debt, net	$ 1,481,051	$ 1,486,164
Accrued expenses and other liabilities	59,924	63,886
Total Liabilities	1,540,975	1,550,050

Redeemable preferred stock, par value $0.01 per share with $100 liquidation preference, 200,000 shares authorized, issued and outstanding as of both June 30, 2021 and December 31, 2020	20,250	20,253

Equity
Preferred stock, par value $0.01 per share, 99,800,000 shares (excluding 200,000 shares of redeemable preferred stock) authorized, none issued or outstanding as of both June 30, 2021 and December 31, 2020	-	-
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 84,063,182 and 83,023,970 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	841	830
Additional paid-in capital	911,171	907,577
Accumulated deficit	(726,519)	(694,194)
Accumulated other comprehensive loss	(3,140)	(10,980)
Total Equity	182,353	203,233
Total Liabilities, Redeemable Preferred Stock and Equity	$ 1,743,578	$ 1,773,536
Note: The consolidated balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Resident fees and services	$ 77,507	$ 82,951	$ 155,620	$ 167,958
Rental revenue	1,582	1,582	3,165	3,165
Total revenues	79,089	84,533	158,785	171,123

Expenses
Property operating expense	49,698	48,760	99,146	99,825
Depreciation and amortization	15,586	16,782	31,475	34,318
Interest expense	14,350	15,281	28,703	32,500
General and administrative expense	6,579	5,894	12,854	11,740
Acquisition, transaction and integration expense	5,607	19	6,000	152
Loss on extinguishment of debt	-	-	-	5,884
Other expense	205	433	820	328
Total expenses	92,025	87,169	178,998	184,747
Loss before income taxes	(12,936)	(2,636)	(20,213)	(13,624)
Income tax expense	33	22	67	82
Loss from continuing operations	(12,969)	(2,658)	(20,280)	(13,706)
Discontinued Operations:
Gain on sale of real estate	-	-	-	19,992
Loss from discontinued operations	-	-	-	(3,107)
Discontinued operations, net	-	-	-	16,885
Net income (loss)	(12,969)	(2,658)	(20,280)	3,179
Deemed dividend on redeemable preferred stock	(299)	(599)	(595)	(1,197)
Net income (loss) attributable to common stockholders	($ 13,268)	($ 3,257)	($ 20,875)	$ 1,982

Basic and diluted earnings per common share: (A)
Loss from continuing operations attributable to common stockholders	($ 0.16)	($ 0.04)	($ 0.25)	($ 0.18)
Discontinued operations, net	-	-	-	0.20
Net income (loss) attributable to common stockholders	($ 0.16)	($ 0.04)	($ 0.25)	$ 0.02

Weighted average number of shares of common stock outstanding
Basic and Diluted (B)	83,653,329	82,459,741	83,233,377	82,423,182

Dividends declared and paid per share of common stock	$ 0.07	$ 0.07	$ 0.13	$ 0.20
(A) Basic earnings per share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. The outstanding shares used to calculate the weighted average basic shares outstanding exclude 227,462 and 454,921 restricted stock awards, net of forfeitures, as of June 30, 2021 and 2020, respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic EPS. Diluted EPS is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B) Dilutive share equivalents and options were excluded for the three and six months ended June 30, 2021 and 2020 as their inclusion would have been anti-dilutive given our loss position.

Reconciliation of NOI to Net Income (unaudited)
(dollars in thousands)
For the Quarter Ended
June 30, 2021
Total revenues	$ 79,089
Property operating expense	(49,698)
NOI	29,391

Depreciation and amortization	(15,586)
Interest expense	(14,350)
General and administrative expense	(6,579)
Acquisition, transaction and integration expense	(5,607)
Other expense	(205)
Income tax expense	(33)
Net loss	(12,969)
Deemed dividend on redeemable preferred stock	(299)
Net loss attributable to common stockholders	$ (13,268)
Reconciliation of Net Income to FFO, Normalized FFO, AFFO and Normalized FAD (unaudited)
(dollars and shares in thousands, except per share data)

For the Quarter Ended
June 30, 2021
Net loss attributable to common stockholders	$ (13,268)
Adjustments:
Depreciation and amortization	15,586
FFO	$ 2,318
FFO per basic and diluted share	$ 0.03
Acquisition, transaction and integration expense	5,607
Compensation expense related to transition awards	301
Other expense(A)	205
Normalized FFO	$ 8,431
Normalized FFO per basic and diluted share	$ 0.10
Straight-line rental revenue	(67)
Amortization of equity-based compensation	2,013
Amortization of deferred financing costs	894
Amortization of deferred community fees and other	4
AFFO	$ 11,275
AFFO per basic and diluted share	$ 0.13
Routine capital expenditures	(2,795)
Normalized FAD	$ 8,480
Normalized FAD per basic and diluted share	$ 0.10

Weighted average basic shares outstanding	83,653
Weighted average diluted shares outstanding(B)	86,761

(A) Primarily includes insurance recoveries and casualty related charges.
(B) Diluted share amounts have been calculated using the treasury stock method.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	For the Quarter Ended	For the Quarter Ended
	June 30, 2021	June 30, 2020
Total Same Store Cash NOI	$ 22,443	$ 26,614
Non-Same Store Cash NOI	6,885	8,619
Straight-line rental revenue	67	108
Amortization of deferred community fees and other	(4)	432
Total NOI	29,391	35,773

Depreciation and amortization	(15,586)	(16,782)
Interest expense	(14,350)	(15,281)
General and administrative expense	(6,579)	(5,894)
Acquisition, transaction & integration expense	(5,607)	(19)
Other expense	(205)	(433)
Income tax expense	(33)	(22)
Net loss	(12,969)	(2,658)
Deemed dividend on redeemable preferred stock	(299)	(599)
Net loss attributable to common stockholders	$ (13,268)	$ (3,257)

Reconciliation of Quarter-over-Quarter Cash NOI (unaudited)
(dollars in thousands)

	For the Quarter Ended	For the Quarter Ended
	June 30, 2021	March 31, 2021
Total Same Store Cash NOI	$ 22,443	$ 22,547
Non-Same Store Cash NOI	6,885	6,910
Straight-line rental revenue	67	95
Amortization of deferred community fees and other	(4)	696
Total NOI	29,391	30,248

Depreciation and amortization	(15,586)	(15,889)
Interest expense	(14,350)	(14,353)
General and administrative expense	(6,579)	(6,275)
Acquisition, transaction & integration expense	(5,607)	(393)
Other expense	(205)	(615)
Income tax expense	(33)	(34)
Net loss	(12,969)	(7,311)
Deemed dividend on redeemable preferred stock	(299)	(296)
Net loss attributable to common stockholders	$ (13,268)	$ (7,607)

ROUNDING

Throughout this press release, totals and subtotals of certain tables may not sum due to rounding.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-U.S. generally accepted accounting principles (“GAAP”) measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most directly comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance for management and investors. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure. Additionally, non-GAAP measures are not intended to be a measure of our ability to satisfy our debt and other cash requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this press release. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures.

Below is a description of the non-GAAP financial measures presented herein.

NOI, Cash NOI and Cash Interest Expense

Net operating income (“NOI”) and Cash NOI are non-GAAP financial measures used to evaluate the performance of our properties. We consider NOI and Cash NOI important supplemental measures used to evaluate the operating performance of our properties because they allow investors, analysts and our management to assess our unleveraged property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis. We define NOI as total revenues less property level operating expenses, which include property management fees and travel cost reimbursements. We define Cash NOI as NOI excluding the effects of straight-line rental revenue, amortization of above/ below market lease intangibles and the amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, or classified as held for sale or discontinued operations during the comparable periods are excluded from the same store amounts. Please see the Company’s most recent quarterly report filed with the Securities and Exchange Commission for more information.

Cash interest expense is defined as interest expense excluding the amortization of deferred financing costs and includes the interest expense on debt repaid upon the sale of the assisted living and memory care portfolio in February 2020 (classified as discontinued operations).

FFO and Other Non-GAAP Measures

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in our Consolidated Statements of Operations.

We also use Adjusted FFO (“AFFO”) and Normalized FAD as supplemental measures of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rental revenue; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives; and (f) amortization of equity-based compensation expense.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders. We believe Normalized FAD is useful because it fully reflects the additional economic costs of maintaining the condition of the portfolio.

Contacts

Jane Ryu
(646) 822-3700